U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:  October 22, 2004
(Date of earliest event reported)

EACCELERATION CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-29869	91-2006409
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

1050 NE Hostmark Street, Suite 100B, Poulsbo, Washington 98370
(Address of principal executive offices)

(360) 697-9260
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry Into a Material Definitive Agreement.

On October 22, 2004, the registrant entered into two Insertion Orders with Google Inc. (“Google”) — one pursuant to which the registrant may purchase up to $3,000,000 in domestic advertising space through Google’s AdWords Program (the “Domestic Insertion Order”) and a second pursuant to which the registrant may purchase up to $120,000 in international advertising space through Google’s AdWords Program (the “International Insertion Order”).  Actual advertising charges incurred under each Insertion Order are payable as advertising charges are accrued.

Each Insertion Order, and all advertisements submitted by the registrant pursuant to each Insertion Order, may be cancelled at any time by Google or the registrant (cancellation generally is effective within 24 hours of Google’s receipt of a cancellation request).  In addition, Google reserves the right to review, reject, or remove any Insertion Order, advertisement, or URL link, except that Google will not cancel placement of an Insertion Order, advertisement, or URL link due to inventory demand from other advertisers.  Further, Google may decide, at any time and in its sole discretion, to change, suspend, or discontinue all or any aspect of its advertising programs, including their availability, and shall have no liability for such decision.

Each Insertion Order is subject to Google’s Terms and Conditions, which may be modified by Google at any time.  These Terms and Conditions are available at the following URL: http://google.com/ads/adwordsterms.html.  As set forth in the Terms and Conditions, Google disclaims all warranties, express or implied, and all guarantees regarding the levels or timing of costs per click, click-through rates, or delivery of any impressions, positioning, clicks, or conversions for any advertisements or keywords and advertisement targeting options.  As described more fully in the Terms and Conditions, under certain circumstances each party agrees to indemnify and hold the other party harmless against third-party claims or liability, and, except for such indemnification, neither party is liable to the other for any consequential, special, indirect, exemplary, punitive, or other damages.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EACCELERATION CORP.

Dated: October 28, 2004	By:	/s/ E. Edward Ahrens
E. Edward Ahrens
Chief Financial Officer
(Principal Financial and Accounting Officer)